Exhibit 99.1

Disney and Citadel Announce Completion of ABC Radio Merger

Burbank, CA and Las Vegas, NV—June 12, 2007—The Walt Disney Company (NYSE: DIS) and Citadel Broadcasting Corporation (NYSE:CDL) announced the completion today of Disney’s spin-off of its wholly-owned subsidiary ABC Radio Holdings, Inc. and its subsequent merger with a wholly-owned subsidiary of Citadel. Prior to the spin-off, Disney transferred to ABC Radio Holdings its ABC Radio Business consisting of 22 large-market radio stations and the ABC Radio Network. The transaction did not include Disney’s ESPN Radio or Radio Disney network and station businesses.

In the spin-off, all ABC Radio Holdings common stock was distributed to Disney shareholders on a pro-rata basis, with shareholders receiving approximately 0.0768 of a share of ABC Radio Holdings common stock for each share of Disney common stock they held as of the record date of June 6, 2007. The distribution agent aggregated all fractional shares of ABC Radio Holdings common stock, exchanged the resulting whole shares for shares of Citadel common stock in the merger, will sell those shares on the open market and distribute to Disney shareholders otherwise entitled to the fractional shares their portion of the cash proceeds from those sales.

Immediately following the spin-off, ABC Radio Holdings merged with a wholly-owned subsidiary of Citadel. As a result of the merger, ABC Radio Holdings became a wholly-owned subsidiary of Citadel and Disney shareholders received one share of Citadel common stock in exchange for each whole share of ABC Radio Holdings received in the spin-off. An aggregate of 151,707,199 shares of Citadel common stock were issued to Disney shareholders in the merger.

As part of the transactions, Disney retained $1.35 billion of cash, representing all of the proceeds of the debt that ABC Radio Holdings incurred prior to the spin-off. In addition, prior to the merger, Citadel paid a special cash distribution of approximately $2.46 per share to its pre-merger shareholders who held Citadel common stock as of the record date of June 8, 2007.

About The Walt Disney Company

The Walt Disney Company, together with its subsidiaries and affiliates, is a leading diversified international family entertainment and media enterprise with four business segments: media networks, parks and resorts, studio entertainment and consumer products. Disney is a Dow 30 company, had annual revenues of over $34 billion in its most recent fiscal year, and a market capitalization of approximately $67.7 billion as of June 11, 2007.

Disney Contact:

Jonathan Friedland

818-560-8306

About Citadel Broadcasting Corporation

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 179 FM stations and 66 AM stations in the nation’s leading markets, in addition to the ABC Radio Network business, which is one of the three largest radio networks in the United States. For more information visit www.citadelbroadcasting.com.

Citadel Contact:

Patricia Stratford

(212) 887-1674